Exhibit 99.1

767 Fifth Avenue New York, NY 10153	News Contact: Investor Relations: Dennis D’Andrea (212) 572-4384 Media Relations: Alexandra Trower (212) 572-4430

THE ESTÉE LAUDER COMPANIES TO ISSUE $600 MILLION OF SENIOR NOTES

New York, NY, May 5, 2016 — The Estée Lauder Companies Inc. (NYSE: EL) today announced the offering and pricing of $450 million aggregate principal amount of its 1.700% Senior Notes due 2021 and $150 million aggregate principal amount of its 4.375% Senior Notes due 2045 (the “2045 Notes”). The offering of the 2045 Notes is a reopening of the 4.375% Senior Notes due 2045 issued on June 4, 2015. Following the closing of the offering, there will be $450 million of the 2045 Notes outstanding.

The offering was made pursuant to an effective registration statement filed by The Estée Lauder Companies Inc. with the Securities and Exchange Commission and effective as of May 22, 2015. The closing of the offering is expected to occur on or about May 10, 2016.

The Company intends to use the net proceeds of the offering for general corporate purposes, which may include repayment of its outstanding commercial paper as it matures and other indebtedness, acquisitions, working capital, capital expenditures and repurchases of its Class A Common Stock.

J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Mitsubishi UFJ Securities (USA), Inc. are the joint book-running managers for the offering. Copies of the prospectus supplement and accompanying prospectus may be obtained, when available, by contacting J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York 10179, Attn: High Grade Syndicate Desk, or by telephone at 1-212-834-4533; Merrill Lynch, Pierce, Fenner & Smith Incorporated, NC1-004-03-43, 200 North College Street, 3rd Floor, Charlotte, North Carolina 28255-0001, Attn: Prospectus Department, by telephone at 1-800-294-1322 or by email at dg.prospectus_requests@baml.com; or Mitsubishi UFJ Securities (USA), Inc., 1221 Avenue of the Americas, 6th Floor, New York, New York 10020 or by telephone at 1-877-649-6848.

An electronic copy of the prospectus supplement and accompanying prospectus will also be available on the website of the Securities and Exchange Commission at http://www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes, nor shall there be any sale of these notes in any jurisdiction in which such offer,

solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. A registration statement relating to the notes became effective on May 22, 2015, and this offering is being made by means of a prospectus supplement.

About The Estée Lauder Companies Inc.

The Estée Lauder Companies Inc. is one of the world’s leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products. The Company’s products are sold in over 150 countries and territories under brand names including: Estée Lauder, Aramis, Clinique, Prescriptives, Lab Series, Origins, Tommy Hilfiger, M·A·C, Kiton, La Mer, Bobbi Brown, Donna Karan New York, DKNY, Aveda, Jo Malone London, Bumble and bumble, Michael Kors, Darphin, Tom Ford, Smashbox, Ermenegildo Zegna, AERIN, Marni, Tory Burch, RODIN olio lusso, Le Labo, Editions de Parfums Frédéric Malle, GLAMGLOW and By Kilian.